Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-59291, 333-82925, 333-38644, 333-59172, 333-64362, 333-88764, 333-75292 and 333-117812 on Form S-8 and Nos. 333-116237 and 333-120013 on Form S-3 of Cytyc Corporation of our report dated April 8, 2005 related to the financial statements of Cytyc Surgical Products II, Inc. (formerly Proxima Therapeutics, Inc.), as of and for the year ended December 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Cytyc Surgical Products II, Inc. by Cytyc Corporation on March 7, 2005), included in this Current Report on Form 8-K/A of Cytyc Corporation.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 9, 2005